March 28, 2005

United States Securities and Exchange Commission
Washington, D.C.   20549

Attention:  Mr. Kevin Vaughn, Staff accountant
                  Division of Corporation Finance

Re: Microwave Filter Company, Inc.
       Form 10-K for the fiscal year ended September 30, 2004
                 Filed December 23, 2004
       Form 10-Q for the fiscal quarter ended December 31, 2004
                 Filed February 9, 2005
       File No. 000-10976

 Dear Mr. Vaughn:

Below, please find the certifications which were inadvertently omitted from our Form 10-K/A for the fiscal year ended September 30, 2004 filed on March 8, 2005 and our Form 10-Q/A for the fiscal quarter ended December 31, 2004 filed on March 8, 2005. We will amend our filings to include the appropriate certifications.

Form 10-K/A:

Exhibit 31.1

CERTIFICATION

I, Carl F. Fahrenkrug, Chief Executive Officer of Microwave Filter Company, Inc. certify that:

1. I have reviewed this Form 10-K/A of Microwave Filter Company, Inc.;

2. Based on my knowledge, this annual report on Form 10-K/A does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report on Form 10-K/A;

3. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report on Form 10-K/A is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this annual report on Form 10-K/A any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

4. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):



   a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.




Date:  March 28, 2005                           /s/ Carl F. Fahrenkrug

                                                    Carl F. Fahrenkrug


                                                                   Exhibit 31.2

CERTIFICATION

I, Richard L. Jones, Chief Financial Officer of Microwave Filter Company, Inc. certify that:

1. I have reviewed this Form 10-K/A of Microwave Filter Company, Inc.;

2. Based on my knowledge, this annual report on Form 10-K/A does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report on Form 10-K/A;

3. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report on Form 10-K/A is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this annual report on Form 10-K/A any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

4. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.




Date:  March 28, 2005                             /s/ Richard L. Jones

                                                      Richard L. Jones


Form 10-Q/A:

Exhibit 31.1

CERTIFICATION

I, Carl F. Fahrenkrug, Chief Executive Officer of Microwave Filter Company, Inc. certify that:

1. I have reviewed this Form 10-Q/A of Microwave Filter Company, Inc.;

2. Based on my knowledge, this quarterly report on Form 10-Q/A does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report on Form 10-Q/A;

3. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report on Form 10-Q/A is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this quarterly report on Form 10-Q/A any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

4. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):



   a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.




Date:  March 28, 2005                           /s/ Carl F. Fahrenkrug

                                                    Carl F. Fahrenkrug


                                                                   Exhibit 31.2

CERTIFICATION

I, Richard L. Jones, Chief Financial Officer of Microwave Filter Company, Inc. certify that:

1. I have reviewed this Form 10-Q/A of Microwave Filter Company, Inc.;

2. Based on my knowledge, this quarterly report on Form 10-Q/A does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report on Form 10-Q/A;

3. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report on Form 10-Q/A is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this quarterly report on Form 10-Q/A any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

4. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.




Date:  March 28, 2005                             /s/ Richard L. Jones

                                                      Richard L. Jones


If you have any remaining comments or questions, please let me know. My phone number is (315) 438-4758.

We acknowledge Microwave Filter Company, Inc. is responsible for the adequacy and accuracy of the disclosure in our filings.

We also acknowledge that staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing and that Microwave Filter Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your cooperation.


Sincerely,

/s/ Richard Jones
Richard Jones
Chief Financial Officer
Microwave Filter Company, Inc.